EXHIBIT 4.1
THIRD SUPPLEMENTAL INDENTURE
BETWEEN
AMERICAN EXPRESS CREDIT CORPORATION
AND
THE BANK OF NEW YORK MELLON,
formerly known as The Bank of New York
__________________________
DATED AS OF DECEMBER 2, 2021
__________________________
3.300% SENIOR NOTES DUE MAY 3, 2027

TABLE OF CONTENTS

		Page
ARTICLE I

DEFINITIONS

Section 1.1	Definition of Terms	2

ARTICLE II

AMENDMENT TO THE FIRST SUPPLEMENTAL INDENTURE

Section 2.1	Optional Redemption by the Company	2

ARTICLE III

MISCELLANEOUS

Section 3.1	Ratification of Indenture	3
Section 3.2	Multiple Trustees	3
Section 3.3	Trustee Not Responsible for Recitals	3
Section 3.4	Governing Law	3
Section 3.5	Severability	3
Section 3.6	Counterparts	3
Section 3.7	Successors and Assigns	3
Section 3.8	Trustee	4

ARTICLE IV

TRUSTEE

Section 4.1	Force Majeure	4
Section 4.2	Waiver of Jury Trial	4
Section 4.3	Liability	4

i

THIRD SUPPLEMENTAL INDENTURE, dated as of December 2, 2021 (this “THIRD SUPPLEMENTAL INDENTURE”), between AMERICAN EXPRESS CREDIT CORPORATION, a Delaware corporation (the “COMPANY”), having its principal executive office at 200 Vesey Street, New York, New York 10285, and THE BANK OF NEW YORK MELLON (formerly known as The Bank of New York), a New York banking corporation, as trustee (the “TRUSTEE”), having its principal corporate trust office at 240 Greenwich Street, New York, New York 10286, supplementing the Indenture, dated as of June 9, 2006, between the Company and the Trustee (the “BASE INDENTURE”) (as supplemented by this Third Supplemental Indenture and as further amended and supplemented from time to time, the “INDENTURE”).
WHEREAS, the Company executed and delivered the Base Indenture to provide for the issuance from time to time of its notes, debentures, bonds or other evidences of indebtedness (hereinafter generally called the “SECURITIES,” and individually, a “SECURITY”) to be issued in one or more series as may be determined by the Company under the Base Indenture from time to time, in an unlimited aggregate principal amount, which may be authenticated and delivered as provided in the Base Indenture;
WHEREAS, the Company previously issued a series of Securities under the Base Indenture known as the “3.300% Senior Notes due May 3, 2027” (the “NOTES”);
WHEREAS, Section 11.02 of Article Eleven of the Base Indenture provides that with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of each series affected thereby, the Company, when authorized by Board Resolution, and the Trustee may enter into a supplemental indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Base Indenture or of modifying in any manner the rights of the Holders of the Securities of such series under the Base Indenture (other than certain provisions enumerated in Section 11.02 of the Base Indenture, none of which are implicated hereby);
WHEREAS, the Company has solicited, and has received, consents upon the terms and subject to the conditions set forth in the offering memorandum and consent solicitation statement, dated November 1, 2021 (the “Offering Memorandum and Consent Solicitation Statement”), from Holders of a not less than a majority in aggregate principal amount the Notes to the amendments contemplated hereby (the “Consents”);
WHEREAS, the Company has requested that the Trustee execute and deliver this Third Supplemental Indenture;
WHEREAS, this Third Supplemental Indenture has been authorized by a Board Resolution; and
WHEREAS, all requirements necessary to make this Third Supplemental Indenture a valid instrument in accordance with its terms have been performed, and the execution and delivery of this Third Supplemental Indenture have been duly authorized in all respects.
NOW, THEREFORE, THIS THIRD SUPPLEMENTAL INDENTURE WITNESSETH:

ARTICLE I
DEFINITIONS
Section 1.1Definition of Terms.
Unless the context otherwise requires:
(a)a term not defined herein that is defined in the Base Indenture has the same meaning when used in this Third Supplemental Indenture;
(b)a term defined anywhere in this Third Supplemental Indenture has the same meaning throughout;
(c)the singular includes the plural and vice versa;
(d)unless otherwise specified, any reference to a Section or Article is to a Section or Article of this Third Supplemental Indenture; and
(e)headings are for convenience of reference only and do not affect interpretation.
ARTICLE II
AMENDMENTS TO THE BASE INDENTURE
Section 2.1Amendments to Articles 7, 9 and 12. Solely with respect to the Notes, the Base Indenture shall hereby be amended by deleting and replacing the following Sections or clauses of the Base Indenture and all references and definitions related thereto (to the extent not otherwise used in any other Section of the Base Indenture) in their entirety, and such Sections or clauses shall be of no further force and effect, and shall no longer apply to the Notes, and the words “[INTENTIONALLY DELETED]” shall be inserted, in each case, in place of the deleted text:
Section 7.01. Events of Default. Clauses (e) and (f).
Section 9.04. Reports by Company.
Section 12.05. Books of Account.
Section 12.06. Financial Statements and Statement as to Compliance.
Section 12.07. Corporate Existence.
Section 12.08. Transactions with Affiliates.
Section 12.09. Maintenance of Net Worth.
Section 12.10. Restrictions on the Creation of Mortgages and Liens.
Section 12.11. Ownership of Capital Stock of the Company.
Section 2.2Further Amendment to Article 7. Solely with respect to the Notes, the following change is made to Section 7.01(d) of the Base Indenture: the reference to 25% is changed to 51%.

ARTICLE III
MISCELLANEOUS
Section 3.1Ratification of Indenture.
The Base Indenture, as supplemented and amended this Third Supplemental Indenture, is ratified and confirmed, and this Third Supplemental Indenture shall be deemed part of the Base Indenture with respect to the Notes in the manner and to the extent herein and therein provided. The amendments to the Base Indenture set forth in this Third Supplemental Indenture apply solely to the Notes and not to any other series of Securities that may be issued under the Base Indenture. If any provision of this Third Supplemental Indenture is inconsistent with a provision of the Base Indenture the terms of this Third Supplemental Indenture shall control.
Section 3.2Multiple Trustees.
The obligations of the Trustee hereunder are in addition to (and not in lieu of) the obligations under the Base Indenture of the Trustee (as defined therein) thereunder.
Section 3.3Trustee Not Responsible for Recitals.
The recitals contained herein are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Third Supplemental Indenture.
Section 3.4Governing Law.
This Third Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.
Section 3.5Severability.
In case any one or more of the provisions contained in this Third Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Third Supplemental Indenture, but this Third Supplemental Indenture shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein.
Section 3.6Counterparts.
This Third Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. Each party agrees that this Third Supplemental Indenture may be electronically or digitally signed, and that any such electronic or digital signatures appearing on this Third Supplemental Indenture are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.
Section 3.7Successors and Assigns.
All covenants and agreements in the Indenture by the Company shall bind its successors and assigns, whether expressed or not. The Company will have the right at all times to assign any of its respective rights or obligations under the Indenture to a direct or indirect wholly-owned Subsidiary of the Company; provided that, in the event of any such assignment, the Company will remain liable for all of its respective obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture may not otherwise be assigned by the parties thereto.
Section 3.8Trustee.
In connection with acting hereunder, the Trustee is entitled to all rights, privileges, protections, immunities, benefits and indemnities provided to the Trustee under the Base Indenture.
ARTICLE IV
TRUSTEE
Section 4.1Force Majeure.
In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
Section 4.2Waiver of Jury Trial.
EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.
Section 4.3Liability.
In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the day and year first above written.
AMERICAN EXPRESS CREDIT CORPORATION
By:
Name:
Title:

THE BANK OF NEW YORK MELLON
as Trustee
By:
Name:
Title: